UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 ANNUAL MEETING OF SHAREHOLDERS

OF

KOHL’S CORPORATION

_____________________________________

SUPPLEMENT DATED APRIL 23, 2021 TO THE PROXY STATEMENT

OF

KOHL’S CORPORATION

DATED MARCH 19, 2021

Dear Shareholders of Kohl’s Corporation:

This supplement (the “Supplement”) supplements and amends the proxy statement dated March 19, 2021 (the “Definitive Proxy Statement”) of Kohl’s Corporation (the “Company”) furnished to the holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for use at the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) to be held on May 12, 2021 at 8:00 a.m. Central Time exclusively online via a live interactive webcast on the internet. The record date for the determination of the holders of Common Stock who are entitled to notice and to vote at the 2021 Annual Meeting is March 24, 2021, which is the same record date specified in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and supersedes the information in the Proxy Statement.

The BLUE proxy card enclosed with the Definitive Proxy Statement is solicited on behalf of the Board of the Company for use at the 2021 Annual Meeting, to be held virtually on May 12, 2021 at 8:00 a.m. Central Time exclusively online via a live interactive webcast on the internet.

On April 14, 2014, the Company entered into a settlement agreement (the “Settlement Agreement”) with Macellum Advisors GP, LLC and certain of its affiliates as set forth therein, Ancora Holdings, Inc. and certain of its affiliates as set forth therein, Legion Partners Asset Management, LLC and certain of its affiliates as set forth therein and 4010 Capital, LLC and certain of its affiliates as set forth therein (collectively, the “Investor Group”) regarding the previously pending proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the 2021 Annual Meeting.

Pursuant to the terms of the Settlement Agreement, two new independent directors, Margaret Jenkins and Thomas Kingsbury, will join the Board as promptly as practical after the completion of the 2021 Annual Meeting of Shareholders. An additional independent director identified by the Company and agreed to by the Investor Group, Christine Day, will join the Board at the same time. The Settlement Agreement further provides that between the effective date of the Settlement Agreement and their appointment as directors, Ms. Jenkins and Mr. Kingsbury shall be observers to the Board with the right to attend and reasonably participate, but not vote, at all meetings of the Board. Also as part of the Settlement Agreement, the Board’s existing ad hoc Finance Committee will become a standing committee of the Board (the “Committee”). The purpose of the Committee will include assisting the Board in its oversight of capital allocation decisions made by the Company. Additionally, the Board approved an amendment to the Company’s existing share repurchase program approved by the Board in March 2006 to permit the continued repurchase of common stock in an amount up to an aggregate purchase price of $2,000,000,000.

Additionally, current director Steven Burd notified the Company that he intends to retire from the Board no later than August 31, 2021 and current director Frank Sica notified the Company that he intends to retire and not stand for re-election to the Board at the 2022 Annual Meeting of Shareholders. Mr.

Burd’s and Mr. Sica’s decisions were not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Under the Settlement Agreement, the Investor Group also agreed to abide by certain voting commitments, customary standstill obligations, and mutual non-disparagement provisions until 30 days prior to the deadline for the submission of shareholder nominations of directors for the Company’s 2022 Annual Meeting of Shareholders, or such later date as may be agreed by both the Company and the Investor Group.

The Investor Group will not be submitting WHITE Proxy Cards for tabulation for the 2021 Annual Meeting of Shareholders and encourages shareholders to submit a BLUE proxy card in support of the Board’s recommendations on each proposal. All votes previously submitted on WHITE proxy cards (whether with respect to withdrawn director nominees or other agenda matters) will be disregarded in their entirety.

The Board unanimously recommends that you vote on the BLUE proxy card FOR the election of each of the Board’s nominees, FOR approval of the compensation of our named executive officers, FOR ratification of the appointment of our independent registered public accounting firm and AGAINST the shareholder proposal regarding the right to act by written consent. If you have previously submitted a WHITE proxy card sent to you by the Investor Group, you can change your vote by using the BLUE proxy card enclosed with the Definitive Proxy Statement to vote for each of the Board’s nominees and on each of the other proposals to be considered at the 2021 Annual Meeting as recommended above.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2021 Annual Meeting, you are urged to sign, date and promptly return the BLUE proxy card previously delivered to you. THE WHITE PROXY CARD IS NO LONGER VALID AND WILL NOT BE VOTED AT THE 2021 ANNUAL MEETING.

For more information on the items of business to be considered at and how to attend the 2021 Annual Meeting virtually, please see the Definitive Proxy Statement.

April 23, 2021